Exhibit 99.1

Chico's FAS, Inc. Reports Second Quarter Results

•	Reported second quarter EPS of $0.13 per diluted share

•	Maintained strong cash flow

•	Reaffirms full-year fiscal 2018 outlook

Fort Myers, FL - August 29, 2018 - Chico’s FAS, Inc. (NYSE: CHS) (the "Company") today announced its financial results for the fiscal 2018 second quarter ended August 4, 2018.
For the thirteen weeks ended August 4, 2018 (the "second quarter"), the Company reported net income of $16.8 million, or $0.13 per diluted share, compared to net income of $22.7 million, or $0.18 per diluted share, for the thirteen weeks ended July 29, 2017 ("last year's second quarter").
For the twenty-six weeks ended August 4, 2018, the Company reported net income of $45.8 million, or $0.36 per diluted share, compared to net income of $56.3 million, or $0.44 per diluted share, for the twenty-six weeks ended July 29, 2017.
"Second quarter results were in-line with our expectations, reflecting momentum on our top-line initiatives," said Shelley Broader, CEO and President of the Company. "New merchandise assortments are resonating with customers, and innovative advancements to our robust omni-channel platform are driving increased customer awareness and reactivation. We remain confident in the opportunities across our brands for profitable growth and value creation."

Second Quarter Business Highlights:

•	The Company’s growth initiatives drove improved comparable sales trends across all brands and fueled a double-digit increase in its digital sales in the second quarter.

•
The Company made considerable progress toward becoming a fully integrated omni-channel retailer. All front-line stores have been converted to the new "Locate" tool, enhancing the ability to ship an in-store order directly to the customer. In addition, the Company made substantial progress in its roll out of the "Endless Aisle" tool, which leverages shared inventory for purchase on-line and ship from store.

•
Soma, the Company's intimate apparel brand, successfully launched EnblissTM, a new innovative bra that offers superior soft comfort and support. The collection is the latest addition to the Soma bra wardrobe and has exceeded expectations with healthy sales, increased customer traffic and reactivation.

Net Sales
For the second quarter, net sales were $544.7 million compared to $578.6 million in last year’s second quarter. This decrease of 5.9% primarily reflects a comparable sales decline of 3.2%, the unfavorable impact of the calendar shift due to the 53rd week in fiscal 2017, as well as the impact of 42 net store closures since last year's second quarter. The comparable sales decline was primarily driven by a decline in transaction count partially offset by higher average dollar sales.

Comparable Sales

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018 (1)	July 29, 2017	August 4, 2018 (1)	July 29, 2017
Chico's	(3.8)%	(9.0)%	(4.7)%	(9.4)%
White House Black Market	(3.5)%	(10.6)%	(5.1)%	(10.1)%
Soma	(0.9)%	(1.8)%	(3.2)%	(0.8)%
Total Company	(3.2)%	(8.4)%	(4.6)%	(8.4)%
(1) Comparable sales for the thirteen and twenty-six weeks ended have been adjusted to eliminate the impact of the calendar shift due to the 53rd week in fiscal 2017. Fiscal 2018 comparable sales represent sales for the thirteen and twenty-six weeks ended August 4, 2018 compared to sales for the thirteen and twenty-six weeks ended August 5, 2017.

Gross Margin
For the second quarter, gross margin was $196.9 million, or 36.1% of net sales, compared to $209.1 million, or 36.1% of net sales, in last year’s second quarter. Gross margin rate as a percent of net sales was primarily driven by a 100 basis point improvement in maintained margin, offset by costs related to continued expansion of our omni-channel fulfillment programs and deleverage of store occupancy costs.

Selling, General and Administrative Expenses
For the second quarter, selling, general and administrative ("SG&A") expenses were $174.1 million, or 31.9% of net sales, compared to $173.6 million, or 30.0% of net sales, for last year's second quarter. This 190 basis point increase primarily reflects investments in marketing and technology as well as deleverage of store operating expenses.

Income Tax Expense
For the second quarter, the effective tax rate was 25.4% compared to 35.1% for last year's second quarter. The 9.7% reduction in the effective tax rate for the second quarter was primarily the result of the Tax Cuts and Jobs Act of 2017, which reduced the U.S. corporate income tax rate from 35% to 21%. This reduction was partially offset by a 240 basis point increase related to prior year favorable income tax settlements.

Cash and Marketable Securities
At the end of the second quarter, cash and marketable securities totaled $239.4 million compared to $186.2 million at the end of last year's second quarter. This $53.2 million increase primarily reflects cash generated from operating activities, partially offset by cash utilized for capital expenditures, shareholder dividends and share repurchases.

Inventories
At the end of the second quarter, inventories totaled $224.2 million compared to $235.2 million at the end of last year's second quarter. This $10.9 million decrease, or 4.6%, primarily reflects a continued focus on inventory management and the Company's ability to align inventory with sales.

Share Repurchase Program
During the second quarter, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 3.5 million shares for $30.8 million, at a weighted average of $8.70 per share. There is $105.4 million remaining for future share repurchases under the program.

Fiscal 2018 Full-Year and Third Quarter Outlook
The Company is reaffirming its full-year fiscal 2018 outlook as provided previously in the first quarter earnings press release on May 30, 2018.
For full-year fiscal 2018, the Company continues to anticipate a mid-single digit decline in net sales and a low-to-mid single digit decline in consolidated comparable sales. The Company expects gross margin rate expansion of approximately 50 basis points over fiscal 2017, which is within the Company’s previously provided range of an expansion of 50 to 70 basis points. The Company anticipates SG&A expenses to be approximately flat compared to fiscal 2017.
The Company estimates a fiscal 2018 tax rate in the range of 26% to 28%. In addition, the Company anticipates fiscal 2018 capital expenditures to be $60 million to $70 million, primarily driven by store reinvestments and technology enhancements.
For the third quarter fiscal 2018, both net sales and comparable sales are expected to decline low-single digits compared to third quarter fiscal 2017.
The Company expects gross margin rate as a percent of net sales to increase approximately 50 basis points compared to third quarter fiscal 2017. The Company also anticipates SG&A expenses to increase in the range of $8 million to $10 million compared to third quarter fiscal 2017 due to continued investment in technology and marketing.

Fiscal 2017 Third Quarter Hurricane Impact
As a reminder, in the third quarter of fiscal 2017, the Company was impacted by hurricanes Harvey, Irma and Maria (collectively, the "Hurricanes"), resulting in reduced operating hours or the temporary closure of more than 300 stores as well as a decline in direct to consumer sales. The business interruption of the Hurricanes had a significant impact on the Company’s operations. The impact to income from operations due to lower net sales, impairment charges and other incremental Hurricane related expenses was approximately $10 million. On an after-tax basis, the Hurricane related impact to net income was $5 million, or $0.04 per diluted share.

Conference Call Information
The Company is hosting a live conference call on Wednesday, August 29, 2018 beginning at 8:30 a.m. EDT to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Chico's FAS, Inc. corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 7706918, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:30 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of August 4, 2018, the Company operated 1,440 stores in the US and Canada and sold merchandise through 77 franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader's quotes and in the section entitled "Fiscal 2018 Full-Year and Third Quarter Outlook," relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "will," "should," "expects," "believes," "anticipates," "plans," "intends," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment, including the expected impact of U.S. tax reform; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives, sales initiatives and multi-channel strategies; customer traffic; our ability to leverage inventory management and targeted promotions; the successful integration of the new members of our senior management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of our latest annual report on Form 10-K and in Part II, Item 1A, "Risk Factors" and the "Forward-Looking Statements" disclosure in Part I, Item 2. "Management’s Discussion and Analysis of Financial Condition and Results of Operation" of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$286,808	52.7%	$302,217	52.2%	$587,744	53.1%	$612,344	52.7%
White House Black Market	168,938	31.0	184,396	31.9	351,586	31.8	377,728	32.5
Soma	88,974	16.3	91,968	15.9	167,205	15.1	172,237	14.8
Total Net Sales	544,720	100.0	578,581	100.0	1,106,535	100.0	1,162,309	100.0
Cost of goods sold	347,853	63.9	369,480	63.9	682,800	61.7	715,795	61.6
Gross Margin	196,867	36.1	209,101	36.1	423,735	38.3	446,514	38.4
Selling, general and administrative expenses	174,089	31.9	173,642	30.0	360,508	32.6	356,181	30.6
Income from Operations	22,778	4.2	35,459	6.1	63,227	5.7	90,333	7.8
Interest expense, net	(310)	(0.1)	(443)	0.0	(555)	0.0	(898)	(0.1)
Income before Income Taxes	22,468	4.1	35,016	6.1	62,672	5.7	89,435	7.7
Income tax provision	5,700	1.0	12,300	2.2	16,900	1.6	33,100	2.9
Net Income	$16,768	3.1%	$22,716	3.9%	$45,772	4.1%	$56,335	4.8%
Per Share Data:
Net income per common share-basic	$0.13		$0.18		$0.36		$0.44
Net income per common and common equivalent share–diluted	$0.13		$0.18		$0.36		$0.44
Weighted average common shares outstanding–basic	124,730		125,643		125,003		125,847
Weighted average common and common equivalent shares outstanding–diluted	124,774		125,677		125,054		125,890
Dividends declared per share	$0.0850		$0.0825		$0.2550		$0.2475

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$177,641	$160,071	$135,324
Marketable securities, at fair value	61,727	60,060	50,878
Inventories	224,233	233,726	235,167
Prepaid expenses and other current assets	57,301	60,668	49,381
Total Current Assets	520,902	514,525	470,750
Property and Equipment, net	393,525	421,038	443,833
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	13,327	16,338	16,745
Total Other Assets	149,031	152,042	152,449
	$1,063,458	$1,087,605	$1,067,032

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$139,604	$118,253	$125,945
Current debt	—	15,000	15,000
Other current and deferred liabilities	119,497	133,715	123,137
Total Current Liabilities	259,101	266,968	264,082
Noncurrent Liabilities:
Long-term debt	61,250	53,601	61,068
Other noncurrent and deferred liabilities	97,454	103,282	112,218
Deferred taxes	4,640	7,372	11,222
Total Noncurrent Liabilities	163,344	164,255	184,508
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,257	1,275	1,283
Additional paid-in capital	476,480	468,806	458,172
Treasury stock, at cost	(444,252)	(413,465)	(406,776)
Retained earnings	607,643	599,810	565,650
Accumulated other comprehensive (loss) income	(115)	(44)	113
Total Shareholders’ Equity	641,013	656,382	618,442
	$1,063,458	$1,087,605	$1,067,032

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Cash Flows from Operating Activities:
Net income	$45,772	$56,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,870	50,012
Loss on disposal and impairment of property and equipment	1,778	1,183
Deferred income taxes	(2,600)	1,653
Share-based compensation expense	10,238	10,232
Deferred rent and lease credits	(10,101)	(9,345)
Changes in assets and liabilities:
Inventories	8,669	(2,804)
Prepaid expenses and other current assets	5,864	5,022
Accounts payable	10,440	(903)
Accrued and other liabilities	(16,329)	(44,076)
Net cash provided by operating activities	99,601	67,309
Cash Flows from Investing Activities:
Purchases of marketable securities	(17,315)	(14,264)
Proceeds from sale of marketable securities	15,718	13,794
Purchases of property and equipment	(19,844)	(18,040)
Net cash used in investing activities	(21,441)	(18,510)
Cash Flows from Financing Activities:
Proceeds from borrowings	61,250	—
Payments on borrowings	(68,750)	(8,750)
Proceeds from issuance of common stock	679	1,095
Dividends paid	(22,012)	(21,467)
Repurchase of common stock	(28,443)	(20,700)
Payments of tax withholdings related to share-based awards	(3,226)	(5,897)
Net cash used in financing activities	(60,502)	(55,719)

Effects of exchange rate changes on cash and cash equivalents	(88)	109
Net increase (decrease) in cash and cash equivalents	17,570	(6,811)
Cash and Cash Equivalents, Beginning of period	160,071	142,135
Cash and Cash Equivalents, End of period	$177,641	$135,324

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the "two-class" method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units ("PSUs") that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and twenty-six weeks ended August 4, 2018 and July 29, 2017, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Numerator
Net income	$16,768	$22,716	$45,772	$56,335
Net income and dividends declared allocated to participating securities	(444)	(537)	(1,169)	(1,286)
Net income available to common shareholders	$16,324	$22,179	$44,603	$55,049

Denominator
Weighted average common shares outstanding – basic	124,730	125,643	125,003	125,847
Dilutive effect of non-participating securities	44	34	51	43
Weighted average common and common equivalent shares outstanding – diluted	124,774	125,677	125,054	125,890

Net Income per Share:
Basic	$0.13	$0.18	$0.36	$0.44
Diluted	$0.13	$0.18	$0.36	$0.44

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended August 4, 2018
(Unaudited)

	May 5, 2018	New Stores	Closures	August 4, 2018
Store Count:
Chico’s frontline boutiques	564	—	(3)	561
Chico’s outlets	120	—	—	120
Chico's Canada	4	—	—	4
WHBM frontline boutiques	403	—	(5)	398
WHBM outlets	69	—	(2)	67
WHBM Canada	6	—	—	6
Soma frontline boutiques	266	—	(1)	265
Soma outlets	19	—	—	19
Total Chico's FAS, Inc.	1,451	—	(11)	1,440

	May 5, 2018	New Stores	Closures	Other Changes in SSF	August 4, 2018
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,542,609	—	(8,446)	(4,926)	1,529,237
Chico’s outlets	302,088	—	—	237	302,325
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	937,931	—	(10,604)	—	927,327
WHBM outlets	143,963	—	(3,614)	—	140,349
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	504,654	—	(2,174)	—	502,480
Soma outlets	35,541	—	—	233	35,774
Total Chico's FAS, Inc.	3,491,372	—	(24,838)	(4,456)	3,462,078

As of August 4, 2018, the Company also sold merchandise through 77 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended August 4, 2018
(Unaudited)

	February 3, 2018	New Stores	Closures	August 4, 2018
Store Count:
Chico’s frontline boutiques	568	—	(7)	561
Chico’s outlets	120	—	—	120
Chico's Canada	4	—	—	4
WHBM frontline boutiques	404	—	(6)	398
WHBM outlets	69	—	(2)	67
WHBM Canada	6	—	—	6
Soma frontline boutiques	270	—	(5)	265
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,460	—	(20)	1,440

	February 3, 2018	New Stores	Closures	Other Changes in SSF	August 4, 2018
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,555,671	—	(19,904)	(6,530)	1,529,237
Chico’s outlets	302,088	—	—	237	302,325
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	939,606	—	(12,949)	670	927,327
WHBM outlets	143,963	—	(3,614)	—	140,349
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	511,989	—	(9,509)	—	502,480
Soma outlets	35,541	—	—	233	35,774
Total Chico’s FAS, Inc.	3,513,444	—	(45,976)	(5,390)	3,462,078

As of August 4, 2018, the Company also sold merchandise through 77 international franchise locations.